March 5, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Fax: 202-772-9251

Re: Omni Ventures, Inc. ("the Company")
File Reference No. 333-156263

We were previously the independent registered public accounting firm for Omni Ventures, Inc., and under the date January 12, 2010, we reported on the financial statements of the Company as of September 30, 2009 and 2008, and the related statements of operations, changes in stockholders' deficit and cash flows for the year ended September 30, 2009, the period from August 14, 2008 (inception) to September 30, 2008, and for the period from August 14, 2008 (inception) to September 30, 2009.

On February 28, 2010, we informed Hollis Cunningham, Chief Executive Officer of our notice of resignation, effective the same date. We have read the Company's statements included in Item 4.01 on Form 8-K pertaining to our resignation. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Berman & Company, P.A.

Boca Raton, Florida
March 5, 2010